Exhibit 99.1

ALTICE USA ANNOUNCES SUCCESSFUL PRICING OF NEW TERM LOAN

NEW YORK (February 7, 2019) — Altice USA, Inc. (NYSE: ATUS) (“Altice USA”), today announces that its wholly owned subsidiary CSC Holdings, LLC  (“CSC”) successfully priced a new $1 billion 8.25-year Senior Secured Term Loan B maturing on April 15, 2027 (the “Senior Secured Term Loan B”), the proceeds of which are expected to be used to redeem $894.7 million in aggregate principal amount of CSC’s 10.125% Senior Notes due 2023, representing the entire aggregate principal amount outstanding, and paying related fees, costs and expenses with the remainder being used to fund cash on balance sheet. The new Senior Secured Term Loan B will have a margin of 300bps over Libor and was issued with an original issue discount of 100bps. Altice USA expects total annual interest cost savings of approximately $40 million resulting from this refinancing activity with the average cost of debt reducing from 6.2% to 6.0%. The weighted average life of Altice USA’s debt has been extended from 6.7 to 6.9 years as of September 30, 2018.

This press release is for informational purposes only and shall not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Forward-Looking Statements

This press release contains statements about future events, projections, forecasts and expectations that are forward-looking statements. Any statement in this press release that is not a statement of historical fact is a forward-looking statement that involves known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition, past performance of the Issuer and its respective affiliates cannot be relied on as a guide to future performance. The Issuer and its respective affiliates make no representation on the accuracy and completeness of any of the forward-looking statements, and, except as may be required by applicable law, assume no obligations to supplement, amend, update or revise any such statements or any opinion expressed to reflect actual results, changes in assumptions or in the Issuer’s or it’s respective affiliates’ expectations, or changes in factors affecting these statements. Accordingly, any reliance you place on such forward-looking statements will be at your sole risk.

Contacts

Nick Brown, +1 917 589 9983

Head of Investor Relations

nick.brown@alticeusa.com

Lisa Anselmo, +1 929 418 4362

Head of Communications

lisa.anselmo@alticeusa.com

About Altice USA

Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million Residential and Business customers across 21 states through its Optimum and Suddenlink brands.